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                                                                    EXHIBIT 10.8

                                                                [EXECUTION COPY]

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                           DATABASE PURCHASE AGREEMENT

                                  BY AND AMONG

                           NUEWORLD.COM COMMERCE, INC.

                           NATURAL HEALTH TRENDS CORP.

                                       AND

                        LIGHTHOUSE MARKETING CORPORATION

                          DATED AS OF JANUARY 31, 2003

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                                TABLE OF CONTENTS

ARTICLE 1..............................................................         1
1.1   Certain Definitions..............................................         1
1.2   Transfer or the Database.........................................         2
1.3   Liabilities......................................................         2
1.4   Purchase Price for the Assets; Restrictions on Transfer..........         3

ARTICLE II.............................................................         3
2.1   The Closing......................................................         3
2.2   Additional Actions to be Taken on the Closing Date...............         3

ARTICLE III............................................................         3
3.1   Organization and Qualification...................................         3
3.2   Subsidiaries.....................................................         4
3.3   Validity and Execution of Agreement..............................         4
3.4.  No Conflict......................................................         4
3.5   Litigation.......................................................         4
3.6   The Database.....................................................         4
3.7   No Material Adverse Change.......................................         4
3.8   Compliance with Laws.............................................         5
3.9   Purchase Entirely for Own Account; No Distribution...............         5
3.10  Receipt of Information...........................................         5
3.11  Restricted Securities............................................         5
3.12  Legends..........................................................         5
3.13  Solvency.........................................................         6
3.14  Disclosure.......................................................         6

ARTICLE IV.............................................................         6
4.1   Organization and Qualification...................................         7
4.2   Validity and Execution of Agreement..............................         7
4.3   No Conflict......................................................         7
4.4   SEC Reports......................................................         7
4.5   No Material Adverse Change.......................................         8
4.6   Disclosure.......................................................         8

ARTICLE V..............................................................         8
5.1   Survival.........................................................         8
5.2   Indemnification..................................................         8
5.3   Method of Asserting Claims.......................................         9

ARTICLE VI.............................................................        10
6.1   Sales and Transfer Taxes.........................................        10
6.2   Post-Closing Further Assurances..................................        10
6.3   Notices..........................................................        11
6.4   Publicity........................................................        11
6.5   Entire Agreement.................................................        11

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
6.6   Waivers and Amendments...........................................        12
6.7   Governing Law....................................................        12
6.8   Binding Effect; No Assignment....................................        12
6.9   Variations in Pronouns...........................................        12
6.10  Counterparts.....................................................        12
6.11  Exhibits and Schedules...........................................        12
6.12  Effect of Disclosure on Schedules................................        12
6.13  Headings.........................................................        12
6.14  Severability of Provisions.......................................        12
6.15  Brokers..........................................................        12
6.16  Confidential Information.........................................        13

                           DATABASE PURCHASE AGREEMENT

DATABASE PURCHASE AGREEMENT, dated as of January 31, 2003 by and among NuEworld.com Commerce, Inc., a Delaware corporation ("Seller"), Lighthouse Marketing Corporation, a Delaware corporation (the "Buyer"), and Natural Health Trends Corp., a Florida corporation ("Buyer Parent").

                                   WITNESSETH:

      WHEREAS, the Seller is engaged in a network marketing business offering home-based business opportunities and is located at 2255 Glades Road, Suite 219A, Boca Raton, Florida 33431 (the "Business"); and

      WHEREAS, the Seller owns a database consisting of names and addresses of distributors of Seller's goods and services and their buying patterns (the "Database"); and

      WHEREAS, the Seller wishes to transfer, and the Buyer wishes to purchase, the Database, in exchange for the Purchase Price (as hereafter defined).

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Seller, Buyer and Buyer Parent hereby agree as follows:

                                    ARTICLE I

                      DEFINITIONS; PURCHASE OF THE ASSETS;
                            PURCHASE PRICE; CLOSING

      1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

      "AFFILIATE" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

      "BUSINESS" has the meaning specified in the Recitals.

      "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City.

      "BUYER" has the meaning specified in the introductory paragraph of this Agreement.

      "CLOSING" has the meaning specified in Section 2.1 (a).

      "GOVERNMENTAL OR REGULATORY BODY" means any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

      "INDEMNIFIED PARTY" has the meaning specified in Section 5.2.

      "INDEMNIFYING PARTY" has the meaning specified in Section 5.2.

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      "LIEN" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

      "MATERIAL ADVERSE EFFECT" means any change or changes or effect or effects that individually or in the aggregate are or is reasonably expected to be materially adverse to (a) the Assets, operations, income or conditions (financial or otherwise) of the Business or the transactions contemplated by this Agreement, (b) the ability of the Seller to perform its obligations under this Agreement or (c) the business of Buyer following the Closing.

      "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

      "PURCHASE PRICE" has the meaning specified in Section 1.5.

      "SELLER" has the meaning specified in the introductory paragraph of this Agreement.

      "SHARES" has the meaning specified in Section 1.4.

      "SEC" shall mean the U.S. Securities and Exchange Commission.

      1.2 TRANSFER OF THE DATABASE. Subject to the terms and conditions set forth in this Agreement, the Seller agrees that, on the date hereof (the "Closing Date"), the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and Buyer shall purchase from the Seller, the Database, free and clear of all Liens.

      1.3 LIABILITIES. Buyer will not assume nor be liable for any liabilities or obligations of Seller and Buyer is not assuming, and shall not be deemed to have assumed, any liabilities, obligations for accounts payable or obligations of Seller of any kind or nature whatsoever. Without limiting the generality of the foregoing, it is hereby agreed that Buyer is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of Seller (i) under any employee benefit or profit sharing plan of Seller, (ii) in respect of (x) any sales, use or excise taxes, (to the extent not otherwise credited against the Purchase Price or adjusted pursuant to Article 2), income or withholding taxes, or taxes based on or measured by income or franchise taxes attributable to periods or events prior to or ending on the Closing Date, federal, state or local payroll taxes or (y) any legal, accounting, brokerage, finder's fees, or other expenses of whatsoever kind or nature incurred by Seller or any affiliate, stockholder, director, employee or officer of Seller as a result of the consummation of the transactions contemplated by this Agreement, or (iii) arising out of any action, suit or proceeding based upon an event occurring or a claim arising (x) prior to the Closing Date or (y) after the Closing Date in the case of claims in respect of products sold by Seller prior to the Closing Date and attributable to acts performed or omitted by Seller prior to the Closing Date; or (iv) any liability or obligation under contracts to which Seller is a party or by which Seller is bound; or (v) any contingent liabilities of Seller, including, but not limited to, any liability resulting from any litigation pending, threatened or commenced before or after the Closing Date (civil or criminal), based on any act or course of conduct on the part of Seller occurring prior to the Closing Date; or (vi) any contingent liabilities of Seller in respect of

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products sold or otherwise disposed of (including claims for refunds or replacements) prior to the Closing Date. The provisions of this Section 1.3 shall survive Closing.

      1.4 PURCHASE PRICE FOR THE ASSETS. RESTRICTIONS ON TRANSFER. The aggregate purchase price (collectively, the "Purchase Price") to be paid to Seller for the Database shall be the issuance by Buyer Parent of thirty six million (36,000,000) shares of its common stock, par value $.001 per share (the "Shares").

                                   ARTICLE II

                                     CLOSING

      2.1 THE C LOSING. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held on the date hereof. Such date is referred to as the "Closing Date" at the offices of legal counsel to Buyer and Buyer Parent.

      (b) At the Closing, the Seller shall execute and deliver or cause to be executed and delivered to the Buyer, all documents and instruments necessary to transfer to the Buyer, all of the right, title and interest of the Seller in and to the Database.

      (c) At the Closing, the Buyer shall deliver the Shares to Seller.

      2.2 ADDITIONAL ACTIONS TO BE TAKEN ON THE CLOSING DATE.

      (a) LIENS/CONSENTS. The Seller shall have satisfied and discharged all Liens on the Database and provided the Buyer with evidence of such satisfaction and discharge as well as all necessary consents to transfer or assign the Database to Buyer, in form and substance satisfactory to the Buyer.

      (b) CONSENTS. The Buyer shall have received written consents to the transactions contemplated by this Agreement signed by a majority of the shareholders of Seller and all of the directors of Seller in form and substance satisfactory to the Buyer. The Seller shall have received the written consent to the transactions contemplated by this Agreement signed by all of the directors of Buyer and Buyer Parent.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF THE
                                     SELLER

      The Seller represents and warrants to the Buyer and Buyer Parent as follows:

      3.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and as proposed to be conducted. Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

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      3.2 SUBSIDIARIES. Seller has no subsidiaries.

      3.3. VALIDITY AND EXECUTION OF AGREEMENT. Seller has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and the other agreements or instruments contemplated hereby, and to perform fully its obligations hereunder and thereunder. The shareholders and the board of directors of Seller have each approved the transactions contemplated pursuant to this Agreement and each of the other agreements to which Seller is a party. This Agreement and such other agreements and instruments have been duly executed and delivered by Seller and each constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

      3.4. NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance by the Seller of the transactions contemplated hereby will violate or conflict with (a) any of the provisions of its Articles of Incorporation, the Bylaws or other organizational documents of the Seller; (b) or result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon the Assets or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any material contract to which Seller is a party; or (c) any order, judgment, regulation or ruling of any Governmental or Regulatory Body to which the Seller is a party or by which any of it's property or assets may be bound or affected or with any provision of any law, rule, regulation, order, judgment, or ruling of any Governmental or Regulatory Body applicable to the Seller other than such violations or conflicts as do not or will not individually or in the aggregate have a Material Adverse Effect.

      3.5 LITIGATION. There are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Seller, or any of its securities, assets, properties or business is bound. There are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the best knowledge of the Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller, or any of its assets or properties, that, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect.

      3.6 THE DATABASE. Seller owns outright and has good title to the Database free and clear of any Lien. This Agreement and such other conveyancing documents as shall have been executed and delivered to the Buyer will convey good title to the Database, free and clear of any Liens. The Assets transferred pursuant hereto constitute all of the assets necessary and appropriate for the conduct of the Business as of the date hereof in substantially the same manner as the Business has heretofore been conducted.

      3.7 NO MATERIAL ADVERSE CHANGE Since December 31, 2001, there has been no material adverse change in the Business, operations or financial condition of the Seller, or in the assets, liabilities, net worth or properties of the Seller, and the Seller knows of no such change that is threatened, nor has there been any damage, destruction or loss which could have a Material Adverse Effect, whether or not covered by insurance.

      3.8 COMPLIANCE WITH LAWS. Except as set forth in Schedule 3.16:

      (a) Seller is in compliance with, and Seller has not violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Seller or filed, commenced or threatened against Seller, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability.

      (b) Seller is not in receipt of notice of, or subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action.

      3.9 PURCHASE ENTIRELY FOR OWN ACCOUNT; NO DISTRIBUTION. This Agreement is made with the Buyer in reliance upon the Seller's representation to the Buyer, which by the Seller's execution of this Agreement, the Seller hereby confirms that the Shares to be acquired by the Seller will be acquired for investment for the Seller's account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the Shares. By executing this Agreement, the Seller further represents to the Buyer that the Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares. In addition, Seller agrees not to distribute (by way of dividend or otherwise) any of the Shares to its stockholders at any time during the one (1) year period following the Closing Date.

      3.10 RECEIPT OF INFORMATION The Seller has had an opportunity to ask questions and receive answers from the Buyer regarding the business, properties, prospects and financial condition of the Buyer and to obtain additional information necessary to verify the accuracy of any information furnished to the Seller. In addition, Seller has had an opportunity to review the information contained in the SEC Reports and had an opportunity to ask questions and receive answers from the Buyer regarding such information.

      3.11 RESTRICTED SECURITIES. The Seller understands that Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Shares are being issued pursuant to an exemption from registration under the Securities Act pursuant to Section 4(2) thereof, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein. The Seller understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Shares unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that the Buyer has no obligation to register or qualify the Shares for resale. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, and the holding period for the Shares.

      3.12 LEGENDS. The Seller understands that the Shares shall bear the following legends:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE SELLER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED"

Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

      3.13 SOLVENCY. As of the Closing Date and after giving effect to the sale of the Assets and to the transactions contemplated under this Agreement:

      (a) The aggregate value of the Seller, as a going concern, exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Seller;

      (b) The aggregate value of all liabilities of the Seller is less than the aggregate value of all assets (including goodwill and other intangible assets) at a fair valuation of the Seller;

      (c) The Seller does not have an unreasonably small capital with which to conduct their business operations as heretofore conducted;

      (d) No final judgments against the Seller, in actions for money damages with respect to pending or threatened litigation could reasonably be expected to be rendered at a time when, and in an amount such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) and the cash available to the Seller, after taking into account all other anticipated uses of the cash of the Seller (including the payments on or in respect of debt), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

      (e) The Seller has not incurred, do not intend to incur, and believe that it will not incur, liabilities beyond its ability to pay such liabilities as such liabilities become absolute and mature.

      3.14 DISCLOSURE. The representations and warranties contained in this
Section 3 along with the Disclosure Schedule and any other written information, statement or certificate provided by the Seller, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 and the Disclosure Schedule not misleading.

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER PARENT

      The Buyer and Buyer Parent, jointly and severally, represent and warrant to the Seller as follows:

      4.1 ORGANIZATION AND QUALIFICATION. Each of the Buyer and Buyer Parent is a corporation validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary.

      4.2 VALIDITY AND EXECUTION OF AGREEMENT. Each of the Buyer and Buyer Parent has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its respective obligations hereunder and thereunder. The respective board of directors of the Buyer and Buyer Parent each has approved to the extent required by law the transactions contemplated by this Agreement and each of the other agreements required to be entered into pursuant hereto by the Buyer and Buyer Parent and no other corporate or shareholder approvals are required. This Agreement and such other agreements and instruments have been duly executed and delivered by the Buyer and Buyer Parent and each constitutes the valid and binding obligation of the Buyer and Buyer parent enforceable against them in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

      4.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance by the Buyer or Buyer Parent of the transactions contemplated herein will violate or conflict with (a) any of the provisions of their respective Certificates of Incorporation or By-Laws or other organizational documents of Buyer and Buyer Parent; or (b) result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any material contract to which Buyer or Buyer Parent is a party, other than (1) such contract violations, accelerations, cancellations, defaults or Liens as do not individually or in the aggregate have a material adverse effect on Buyer or Buyer Parent, (2) any order, judgment, regulation or ruling of any Governmental or Regulatory Body to which the Buyer or Buyer Parent is a party or by which any of its respective property or assets may be bound or affected or with any provision of any law, rule, regulation, order, judgment, or ruling of any Governmental or Regulatory Body applicable to the Buyer or Buyer Parent, other than such violations or conflicts as do not individually or in the aggregate have a material adverse effect on Buyer or Buyer Parent.

      4.4 SEC REPORTS.

      (a) Commencing on January 1, 2002, Buyer Parent has filed with the SEC all required forms, schedules, reports and documents (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the related SEC rules and regulations in effect on the date that the SEC Report was filed.

      (b) Commencing on January 1, 2002, no SEC Report, including any financial statements or schedules included or incorporated by reference in any such filing, contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference or necessary in order to make the statements, in light of the circumstances in which made, not misleading.

      (c) Commencing on January 1, 2002, Buyer Parent's consolidated financial statements included in any SEC filing comply as to form in all material respects with applicable accounting requirements and the relevant published rules and regulations of the SEC and fairly present, in conformity with GAAP (except as may be indicated in the accompanying notes), the consolidated financial position of Buyer Parent and its consolidated subsidiaries as of the dates indicated and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring year-end adjustments).

      4.5 NO MATERIAL ADVERSE CHANGE. Since September 30, 2002, there has not been any material adverse change in Buyer Parent's business or its consolidated financial position, results of operations, assets or prospects, and no event has occurred or circumstance exists relating to Buyer Parent specifically that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Buyer Parent's business or its consolidated financial position, operations, assets or prospects taken as a whole.

      4.6 DISCLOSURE. The representations and warranties contained in this
Section 4 along with and any other written information, statement or certificate provided by the Sellers with the exception of forward looking statements and projections, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

                                    ARTICLE V

                      INDEMNIFICATION AND OTHER COVENANTS

      5.1 SURVIVAL. Subject to this Section 5.1, all representations, warranties, covenants and agreements contained in this Agreement, or in any Section, exhibit, certificate, agreement, document or statement delivered pursuant hereto shall survive (and not be affected in any respect by) the Closing and any investigation conducted by any party hereto for a period of two
(2) years.

      5.2 INDEMNIFICATION. (a) The Seller agrees to indemnify, defend and hold harmless the Buyer and Buyer Parent and their respective directors, officers, employees, shareholders and any Affiliates of the foregoing, and their successors and assigns (collectively, the "Buyer Group") from and against any and all losses, liabilities (including punitive or exemplary damages and fines or penalties and any interest thereon), expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, Liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") suffered or incurred by the Buyer Group which, directly or indirectly, arise out of, result from or relate to, (i) any inaccuracy in or any breach of any representation or warranty of the Seller contained in Article III, (ii) any breach of any covenant or agreement of the Seller, in each case contained in this Agreement or in any other document contemplated by this Agreement, or (iii) any liability of Seller.

      (b) The Buyer and Buyer Parent jointly and severally agree to indemnify, defend and hold harmless the Seller and its respective directors, officers, employees, and shareholders, and any Affiliates of the foregoing, and their successors and assigns from and against any and all Losses suffered or incurred by them which, directly or indirectly, arise out of, result from or relate to
(i) any inaccuracy in or any breach of any representation or warranty of the Buyer or Buyer Parent contained in Article IV, or (ii) any breach of any covenant or agreement of the Buyer or Buyer Parent contained in this Agreement or in any other document contemplated by this Agreement.

      5.3 METHOD OF ASSERTING CLAIMS. The party making a claim under this
Article V is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article V is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article V shall be asserted and resolved as follows:

      (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; any such notice, together with any notice given pursuant to Section 5.3(b) hereof, collectively being the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or harmed. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party, and shall pay the fees and disbursements of such counsel with regard thereto, provided, further, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. No claim or demand may be settled by an Indemnifying Party or, where permitted pursuant to this Agreement, by an Indemnified Party without the consent of the Indemnified Party in the first case or the consent of the Indemnifying Party in the second case, which consent shall not be unreasonably withheld, unless such settlement shall be accompanied by a complete release of the Indemnified Party in the first case or the Indemnifying Party in the second case.

      (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not dispute such claim, the amount of such claim shall be paid to the Indemnified Party within thirty (30) days of receipt of the Claim Notice.

      (c) So long as any right to indemnification exists pursuant to this
Article V, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the Claim Notice. In each instance, the Indemnified Party shall have the right to be kept informed by the Indemnifying Party and its legal counsel with respect to all significant matters relating to any legal proceedings. Any information or documents made available to any party hereunder, which information is designated as confidential by the party providing such information and which is not otherwise generally available to the public, or which information is not otherwise lawfully obtained from third parties or not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law or requested by third party lenders to such party, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                                   ARTICLE VI

                                  MISCELLANEOUS

      6.1 SALES AND TRANSFER TAXES. All required filings under any applicable Federal, state, foreign or local sales tax, stamp tax or similar laws or regulations shall be made in a timely manner by the party responsible therefor under such laws and regulations.

      6.2 POST-CLOSING FURTHER ASSURANCES. (a) At any time and from time to time after the Closing Date at the request of either party, and without further consideration, the other party will execute and deliver, or cause the execution and delivery of, such other instruments of sale, transfer, conveyance, assignment and confirmation and take or cause to be taken such other action as the party requesting the same may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the requesting party all of the property and rights intended to be conveyed to such party pursuant to the provisions of this Agreement.

      (b) Seller, Buyer and Buyer Parent agree to report the sale of the Database for income Tax purposes as a tax-free reorganization under Section 368(a)(1)(C) of the Code (and any corresponding provision of state or local income tax law).

      6.3 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) two (2) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 8.3):

          If to Seller, to:

                        NuEworld.com Commerce, Inc.
                        2255 Glades Road
                        Suite 219A
                        Boca Raton, F1 33431

          with a copy to:

                        Mintz, Levin, Cohen, Ferris,
                        Glovsky and Popeo, P.C.
                        One Financial Center
                        Boston, Massachusetts 02111
                        Telephone Number (617) 542-6000
                        Telecopier Number (617) 542-2241

          If to Buyer or to Buyer Parent to:

                        Natural Health Trends Corp.
                        5605 N. MacArthur Boulevard, 11th Floor
                        Irving, Texas 75038
                        Telephone Number (972) 819-2035

          with a copy to:

                        Brown Rudnick Berlack Israels LLP
                        120 West 45th Street
                        New York, New York 10036
                        Attn: Alan N. Forman, Esq.
                        Telephone Number (212) 704-0100
                        Telecopier Number (212) 704-0196

      6.4 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Buyer.

      6.5 ENTIRE AGREEMENT. This Agreement and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

      6.6 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

      6.8 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. This Agreement is not assignable except by operation of law and any other purported assignment shall be null and void.

      6.9 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      6.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      6.11 EXHIBITS AND SCHEDULES. The Exhibits and Schedules, if any, are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      6.12 EFFECT OF DISCLOSURE ON SCHEDULES. Any item, if any, disclosed on any Schedule shall be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

      6.13 HEADINGS. The headings in this agreement are for reference only, and shall not affect the interpretation of this Agreement.

      6.14 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

      6.15 BROKERS. Each party hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from such party, based on agreements, arrangements or undertakings made by such party, in connection with the transactions contemplated hereby.

      6.16 CONFIDENTIAL INFORMATION. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("records") containing, any confidential information concerning the Business, the Assets, all such information being deemed to be transferred to Buyer hereunder, and if at any time after Closing Seller should discover that they are in possession of any records containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Buyer and Buyer Parent shall not resale the Seller's Database or use it for any other purpose other than in the Buyer's normal course of business.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                             NUEWORLD.COM COMMERCE, INC.

                             By: /s/ Scott Mercker
                                 --------------------------------------------
                                 Name:  Scott Mercker
                                 Title: C.E.O.

                             NATURAL HEALTH TRENDS CORP.

                             By: /s/ Mark Woodburn
                                 --------------------------------------------
                                 Name: Mark Woodburn
                                 Title: President and Chief Financial Officer

                             LIGHTHOUSE MARKETING CORPORATION

                             By: /s/ Mark Woodburn
                                 ----------------------------------------
                                 Name: Mark Woodburn
                                 Title: President and Chief Financial Officer